Exhibit No. 10(B)
THE PROGRESSIVE CORPORATION
2006 INFORMATION TECHNOLOGY INCENTIVE PLAN
1. The Progressive Corporation and its subsidiaries (“Progressive” or the “Company”) have adopted The Progressive Corporation 2006 Information Technology Incentive Plan (the “Plan”) as part of their overall compensation program for employees assigned to the Company’s Information Technology Organization (“IT Organization”).
2. There is a strong correlation between computer systems availability and the economic performance of the Company. All 3 sales channels, customer service and claims handling are dependent on electronic systems. When systems are down, Progressive incurs lost productivity costs and, in some cases, may forfeit revenue opportunities. The Plan is designed to incent employees within the IT Organization to find creative ways to eliminate scheduled and unscheduled system downtime, and shift the risk associated with technology changes away from times when downtime is most costly to the business.
3. A significant aspect of the Plan is that it encourages continuous improvement. Each year, the complexity of the Progressive computing environment increases, as we introduce new applications and increasingly target systems to the end consumer. The target payout for the Plan will be set at the amount of “up time points” earned the previous year (adjusted proportionately for any change in the duration of the current Plan year). In order to receive a payout above the target, the performance achieved needs to exceed the previous year’s performance level (as so adjusted) in a more complex environment. Plan years will coincide with Progressive’s fiscal years.
4. All regular employees of Progressive (including managers) who are assigned primarily to the IT Organization are eligible to be selected for participation in the Plan. The Chief Executive Officer, after consulting with the Chief Human Resource Officer, (collectively, the “Designated Officers”) shall have the authority to select Plan participants for any given Plan year.
5. Annual payments under the Plan will be determined by application of the following formula:
     Annual IT Incentive Payment = Paid Earnings x Target Percentage x IT Performance Factor.
     The Annual IT Incentive Payment payable to any participant with respect to any given Plan year will not exceed $75,000.00.
6. Paid Earnings for any Plan year means and includes the following items: (a) regular, used Earned Time Benefit, sick, holiday, funeral and overtime pay paid to a participant during the Plan year for work or services performed as an officer or employee of Progressive during the Plan year, and (b) retroactive payments of any of the foregoing items relating to the same Plan year.
     For purposes of the Plan, Paid Earnings shall not include any short-term or long-term disability payments, the earnings replacement component of any worker’s compensation award, any lump sum merit awards, payments from the discretionary cash fund or any other bonus or incentive compensation awards or any unused Earned Time Benefit.
     Notwithstanding the foregoing, if at the end of the 24th pay period of a Plan year, any Plan participant’s then current annual salary exceeds his or her salary range maximum plus $105, then for purposes of computing his or her Annual IT Incentive Payment under the Plan, his or her Paid Earnings (including regular, used Earned Time Benefit, sick, holiday and funeral pay) for any bi-weekly pay period during the Plan year will not exceed 1/26th of his or her annual salary range maximum (as in effect as of the end of the applicable pay period). Without regard to that limitation, such participant’s Paid Earnings for the full Plan year will include the full amount of the following items, if any, received by such participant for that Plan year: (a) overtime pay, and (b) retroactive payments of regular, used Earned Time Benefit, sick, holiday, overtime and funeral pay.
7. Target Percentages vary by position and shall be determined on an annual basis by the Designated Officers.
8. In the discretion of the Designated Officers, participants in this Plan may also participate in The Progressive Corporation 2006 Gainsharing Plan, or any successors thereto.
9. The IT Performance Factor
     The IT Performance Factor is based on application availability and accuracy measured on a point system, and may vary from 0 to 2.0. Points are awarded for every day that production systems, both mainframe and client/server, are outage free. If there is an outage in any production system, all of the points relating to that application are lost for that day. Measured applications, measured hours, outage definitions, point values and administrative guidelines will be defined on an annual basis by or under the direction of the Designated Officers. A Performance Matrix approved by the Designated Officers will assign a Performance Score to various point levels that may be achieved.
     For 2006, and for each Plan year thereafter until otherwise determined by the Designated Officers, the applicable Plan rules shall be as set forth in Schedule I attached hereto.
     The best possible score in any given week is 10 points per application. Attached hereto as Schedule II is the 2006 Performance Matrix with the breakdown of scores and related outcomes. For 2006, a target of 1.00 will be achieved by earning between 10,240 and 10,244 points out of a possible 10,660 points. The Designated Officers will establish the applicable performance targets, the performance scores that will be awarded for various point levels achieved and the maximum potential points that may be earned and the resulting performance score for subsequent Plan years.
10. If, for any Plan year, an employee has been selected to participate in both the Plan and another incentive plan offered by the Company, then with respect to such employee, the Annual IT Incentive Payment formula set forth in Paragraph 5 hereof will be appropriately adjusted by applying a weighting factor to reflect the proportion of the employee’s total annual incentive opportunity that is being provided by the Plan. The Designated Officers shall have full authority to determine the incentive plan or plans in which any employee shall participate during any plan year and, if an employee is selected to participate in more than one plan, the weighting factor that will apply to each such plan.
11. Subject to Paragraph 12 below, no later than December 31 of each Plan year, each participant will receive an initial payment in respect of his or her Annual IT Incentive Payment for that Plan year equal to 75% of an amount calculated on the basis of Paid Earnings for the first 24 pay periods of the Plan year, estimated earnings for the remainder of the Plan year, performance data through the first 24 pay periods of the Plan year and forecasted performance results for the remainder of the Plan year. No later than February 15 of the following year, each participant shall receive the balance of his or her Annual IT Incentive Payment, if any, for such Plan year, based on his or her Paid Earnings and performance data for the entire Plan year.
12. Unless otherwise determined by the Committee (as defined below), and except as expressly provided herein, in order to be entitled to receive an Annual IT Incentive Payment for any Plan year, the participant must be assigned to the IT Organization and be an active employee of the Company on November 30 of that Plan year (“Qualification Date”). Individuals who are hired on or after December 1 of any Plan year are not entitled to receive an Annual IT Incentive Payment for that Plan year.

     Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence approved by the Company, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual IT Incentive Payment for that Plan year, calculated as provided in Paragraphs 5 and 11 above and based on the amount of Paid Earnings received by such participant for the Plan year.
     Annual IT Incentive Payments will be net of any legally required deductions for federal, state and local taxes and other items.
13. The right to any Annual IT Incentive Payment hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.
14. The Plan shall be administered by or under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation (“Committee”). The Committee shall have the authority to adopt, alter, modify, amend and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion, deem advisable.
     The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.
     Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select participants in the Plan, interpret the provisions of the Plan, waive any of the requirements specified herein and make determinations hereunder and to establish, change or modify performance targets and measures) may be exercised by the Designated Officers. In the event of a dispute or conflict, the determination of the Committee will govern.
15. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.
16. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive’s general assets.
17. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its employees or change any of their job titles, duties or compensation.
18. Progressive shall have the unrestricted right to set off against or recover out of any Annual IT Incentive Payment or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.
19. This Plan supersedes any and all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable to participants by or due from Progressive and relating to the availability of computer systems. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 2005 Information Technology Incentive Plan (the “Prior Plan”), which is and shall be deemed to be terminated as of December 31, 2005 (the “Termination Date”); provided, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

20. This Plan is adopted, and is to be effective, as of January 1, 2006, which is the commencement of Progressive’s 2006 fiscal year. This Plan shall be effective for the 2006 Plan year (which coincides with Progressive’s 2006 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.
21. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.

Schedule I
Information Technology Incentive Plan
2006 Rules
1. System Measurements
The intent of this program is to ensure that incidents that have major business impact are counted as an outage. An outage is defined as an event (excluding a telecommunication failure) that prevents 100 or more customers from using an application for more than 15 minutes. We define a customer as an agent, policyholder, claimant, quote requester, body shop personnel, or internal user.
The measured hours are 24 hours a day, Monday through Saturday. All day Sunday is measured with the exception of our weekly system maintenance window which is from 3:30am until 8:00am EST and, also, one (1) Sunday a quarter from Midnight to 8:00am EST.
Individual application service level agreements (SLAs) will take precedent over these time frames. See chart below:

System	Additional Outage Clarifications

Cash Disbursements (CDS)	An outage is defined for Monday through Friday as anytime the system is not available by 7 am. An exception would be any requested Saturday or Sunday access requested by the system owner 24 hours in advance.
Claims Mycars
Claims Decision Point
Claims PACMan	PACMan is scheduled for maintenance from Midnight to 8:00am every Sunday.

In addition, they are scheduled for an “as needed” maintenance window on the second Thursday of the month from 3:30am until 6:00am. An outage for start of day, for the Thursday maintenance window, would be anytime PACMan is not available by 6:00am.
Claims Web Tracker
ClaimStation
Commercial Auto (PRAT/WFC)
DirectPro 1/1/2006 — 6/30/2006	An outage is defined as an event (excluding call routing licensing issues) preventing quoting and/or selling. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.

We recognize at times, an individual state or states may not be available for quoting or selling. There is not a clear cut method to measure the business impact. In these cases, the business will be consulted to determine the impact.
FAO	An outage is defined as an agent’s inability to process transactions, exclusive of quoting. Transactions included in the FAO outage calculation are the highest volume transactions performed by agents. These vital business transactions include logging into the website, making payments, making policy changes, viewing/printing policy documents, and viewing policy, claims and financial reports. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.
Internet Special Lines	An outage is defined as an event (excluding call routing licensing issues) preventing quoting and/or selling. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.
Internet Auto	An outage is defined as an event (excluding call routing licensing issues) preventing quoting and/or selling. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.
Internet Comparison	An outage is defined as an event preventing quoting of both the Comparison and Progressive rates and/or the selling of the Progressive rate, once the quote has entered the Internet Comparison application. This excludes intentional DNQ (Do Not Quote) situations for competitors driven by competitor eligibility rules and call routing licensing issues. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST, and quarterly scheduled extended Maintenance times.
Personal Progressive
Ownership Work Bench (OWB)
POLARIS Billing System / ProBill	An outage for the start of day is defined as anytime the POLARIS transactions are not available by 6:00am Monday through Saturday.

System	Additional Outage Clarifications
Policy Services Work Flow (POWR)	An outage is defined as anytime their scanning system is totally unavailable (both locations down) for more than 30 minutes excluding their daily batch window between midnight and 4:00am EST.
ProRater Uploads
PROTEUS (Atlantic, Gulf, Midwest, Pacific)	An outage for start of day is defined as anytime the 30 minute back-up occurs after 6:00am, or causes the application to be unavailable over 30 minutes.
Server Based Rating (SBR)	An outage is defined as an event (excluding call routing licensing issues) preventing quoting and/or selling. An exception would be one (1) Sunday a month (Sunday before Month End) from 3:30am until 5:30am EST.
Call Flow	A call routing outage is defined as anytime 100 unique customers calls are not successfully completed to Progressive (i.e., fast busy, non-working number recording) within a 15 minute period due to a Progressive error.
Speech Self Service	An outage is defined as an application or infrastructure event impacting 100 unique callers in a 15 minute period that prevents the application from responding to calls, receiving menu transactions, or successfully completing a requested transaction.

Exceptions would include customer disconnects, call recording failures, a 10 minute daily window between 2 a.m. — 4 a.m. for ProBill file switching, and scheduled monthly and quarterly maintenance windows (monthly from 3:30 – 8am EST and quarterly from midnight to 8:00am EST).
•	Baseline Connect for 2007 inclusion
2. Customer Experience (Retention)
An incident impacting 100 or more customers is defined as any of the following:
•	The business issues an ACC/Letter because of an IT related problem

•	E-mails are sent multiple times to the same person

•	EFT (electronic fund transfers) incorrectly occur multiple times

•	Bills are sent to the wrong person

•	Billing is incorrect by more than $1.00

•	Documents are retransmitted (post office, fax or email) for any of the conditions below:
o Print was incorrect

o Forms were missing

o Forms were sent in error
•	Policyholder personal information is compromised by sharing or sending forms to the wrong person or agent.
3. Availability of an Application
There can be times when an application is available but a particular transaction could be out of service or malfunctioning. For our measurement purposes, this would typically be counted as an outage.
We recognize there could be an occasion where the unavailable transaction represents insignificant lost functionality and may affect less than 100 customers. These transactions being unavailable would not be counted as an outage.
4. Vendor Service Outages
Vendors are a critical component to our service delivery. We work with three types of vendors, Transaction Service Vendors (Equifax, Choicepoint, Discover, State MVR Centers, etc.), Infrastructure Vendors (IBM, Microsoft, Oracle, etc.), and Hosting Vendors (Convergys). It is the responsibility of the appropriate I/T group to manage and evaluate the quality of service received from these vendors.

For purposes of this program, service disruptions caused by a Transaction Service Vendor or a Hosting Vendor site not being available, that is entirely a vendor issue, will not be counted as an outage. However, we have several arrangements for conversion to an alternate vendor or alternate vendor site during an outage. If we are unable to execute the conversion because of a Progressive related issue, this would be counted as an outage.
For purposes of this program, service disruptions caused by an Infrastructure Vendor will be counted as an outage.
5. Slow Response Time
Occasionally an application is available but the response time is poor. Slow response time will not be counted as an outage.
6. Scheduled Maintenance
Occasionally, system or facility work needs to be performed that cannot be completed during our normal maintenance hours (see rule #1 for maintenance hours). In spite of this downtime being scheduled in advance with our customers, it will be counted as an outage.
7. IT Performance and Retention Point Values
IT Performance
Any day without an outage will be awarded the maximum number of points for that day. Point values per day are weighted to correspond with the value to the business based on the volume of transactions. The maximum number of points earned per week is 10 points per application defined in Rule#1. The point value maximum, by day, is outlined in the following table:

Day	Points per Application	# of Applications	Maximum Points Per Day

Monday	2.0	21*	42
Tuesday	2.0	21*	42
Wednesday	1.5	21*	31.5
Thursday	1.5	21*	31.5
Friday	1.5	21*	31.5
Saturday	1.0	21*	21
Sunday	0.5	21*	10.5
Total	10.0	21*	220

•	# of applications will be 21 until 7/1/2006 when Direct Pro is removed from the list. At that time the # of applications will be reduced to 20 and the maximum points per day will be reduced as well.
Point values will not be adjusted for holidays. In other words, if a holiday is celebrated on a Monday it will be given a 2 point value.
IT Customer Experience (Retention)
Outages that negatively affect customers will be assessed a 1.0 point loss per incident defined in Rule #2, regardless of the day it occurred.
8. Communications of Status
On a daily basis, we will communicate any outage in the Morning Status Report issued Monday through Friday by ETG. The outage will be highlighted in red.
Each Monday, ETG will distribute to all IT staff, the “Weekly IT Performance Report”, indicating the previous week’s results as well as the annualized point factor. In addition, a monthly report with year-to-date information will be distributed to all IT staff by the first Friday of the fiscal month.

9. Appeal Process
Anyone within the organization has the right to appeal an outage. All appeals should be made by email to Ed Locker. Ed will ensure the appeal is presented in the Post Mortem review of the incident. If the outage was misrepresented, a reversal will be carried in the Weekly IT Performance Report and all associated status reports.
If the outage requires a judgment call, it will be reviewed by Jerry Winchell, Tom Cunningham, Scott McPherson, and Molly Gessler who will act as the Ruling Committee. All judgments made by the Ruling Committee are final.
10. Earned Points Chart for 2006
The attached 2006 Earned Points Chart correlates annual points earned to the IT Performance Factor.

Schedule II
INFORMATION TECHNOLOGY INCENTIVE PLAN
2006 EARNED POINTS CHART

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR

0	9,743	0.00
9,744	9,749	0.01
9,750	9,754	0.02
9,755	9,759	0.03
9,760	9,765	0.04
9,766	9,770	0.05
9,771	9,775	0.06
9,776	9,781	0.07
9,782	9,783	0.08
9,784	9,786	0.09
9,787	9,791	0.10
9,792	9,797	0.11
9,798	9,802	0.12
9,803	9,807	0.13
9,808	9,813	0.14
9,814	9,818	0.15
9,819	9,823	0.16
9,824	9,829	0.17
9,830	9,834	0.18
9,835	9,839	0.19
9,840	9,845	0.20
9,846	9,850	0.21
9,851	9,855	0.22
9,856	9,860	0.23
9,861	9,866	0.24
9,867	9,868	0.25
9,869	9,871	0.26
9,872	9,876	0.27
9,877	9,882	0.28
9,883	9,887	0.29
9,888	9,892	0.30
9,893	9,898	0.31
9,899	9,903	0.32
9,904	9,908	0.33
9,909	9,914	0.34
9,915	9,919	0.35
9,920	9,924	0.36
9,925	9,930	0.37
9,931	9,935	0.38

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR

9,936	9,940	0.39
9,941	9,946	0.40
9,947	9,951	0.41
9,952	9,954	0.42
9,955	9,956	0.43
9,957	9,962	0.44
9,963	9,967	0.45
9,968	9,972	0.46
9,973	9,978	0.47
9,979	9,983	0.48
9,984	9,988	0.49
9,989	9,994	0.50
9,995	9,999	0.51
10,000	10,004	0.52
10,005	10,010	0.53
10,011	10,015	0.54
10,016	10,020	0.55
10,021	10,026	0.56
10,027	10,031	0.57
10,032	10,034	0.58
10,035	10,036	0.59
10,037	10,042	0.60
10,043	10,047	0.61
10,048	10,052	0.62
10,053	10,058	0.63
10,059	10,063	0.64
10,064	10,068	0.65
10,069	10,074	0.66
10,075	10,079	0.67
10,080	10,084	0.68
10,085	10,090	0.69
10,091	10,095	0.70
10,096	10,100	0.71
10,101	10,106	0.72
10,107	10,111	0.73
10,112	10,116	0.74
10,117	10,119	0.75
10,120	10,122	0.76
10,123	10,127	0.77
10,128	10,132	0.78
10,133	10,138	0.79
10,139	10,143	0.80
10,144	10,148	0.81
10,149	10,154	0.82
10,155	10,159	0.83
10,160	10,164	0.84
10,165	10,170	0.85
10,171	10,175	0.86
10,176	10,180	0.87

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR

10,181	10,186	0.88
10,187	10,191	0.89
10,192	10,196	0.90
10,197	10,202	0.91
10,203	10,204	0.92
10,205	10,207	0.93
10,208	10,212	0.94
10,213	10,218	0.95
10,219	10,223	0.96
10,224	10,228	0.97
10,229	10,234	0.98
10,235	10,239	0.99
10,240	10,244	1.00
10,245	10,247	1.01
10,248	10,250	1.02
10,251	10,252	1.03
10,253	10,255	1.04
10,256	10,260	1.05
10,261	10,263	1.06
10,264	10,266	1.07
10,267	10,268	1.08
10,269	10,271	1.09
10,272	10,274	1.10
10,275	10,276	1.11
10,277	10,282	1.12
10,283	10,284	1.13
10,285	10,287	1.14
10,288	10,290	1.15
10,291	10,292	1.16
10,293	10,295	1.17
10,296	10,298	1.18
10,299	10,303	1.19
10,304	10,306	1.20
10,307	10,308	1.21
10,309	10,311	1.22
10,312	10,314	1.23
10,315	10,316	1.24
10,317	10,319	1.25
10,320	10,322	1.26
10,323	10,324	1.27
10,325	10,330	1.28
10,331	10,332	1.29
10,333	10,335	1.30
10,336	10,338	1.31
10,339	10,340	1.32
10,341	10,343	1.33
10,344	10,346	1.34
10,347	10,351	1.35
10,352	10,354	1.36

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR

10,355	10,356	1.37
10,357	10,359	1.38
10,360	10,362	1.39
10,363	10,364	1.40
10,365	10,367	1.41
10,368	10,370	1.42
10,371	10,372	1.43
10,373	10,378	1.44
10,379	10,380	1.45
10,381	10,383	1.46
10,384	10,386	1.47
10,387	10,388	1.48
10,389	10,391	1.49
10,392	10,393	1.50
10,394	10,399	1.51
10,400	10,401	1.52
10,402	10,404	1.53
10,405	10,407	1.54
10,408	10,409	1.55
10,410	10,412	1.56
10,413	10,415	1.57
10,416	10,420	1.58
10,421	10,423	1.59
10,424	10,425	1.60
10,426	10,428	1.61
10,429	10,431	1.62
10,432	10,433	1.63
10,434	10,436	1.64
10,437	10,439	1.65
10,440	10,441	1.66
10,442	10,447	1.67
10,448	10,449	1.68
10,450	10,452	1.69
10,453	10,455	1.70
10,456	10,457	1.71
10,458	10,460	1.72
10,461	10,463	1.73
10,464	10,468	1.74
10,469	10,471	1.75
10,472	10,473	1.76
10,474	10,476	1.77
10,477	10,479	1.78
10,480	10,481	1.79
10,482	10,484	1.80
10,485	10,489	1.81
10,490	10,492	1.82
10,493	10,495	1.83
10,496	10,497	1.84
10,498	10,500	1.85

ANNUAL POINTS EARNED		IT PERFORMANCE
Minimum	Maximum	FACTOR

10,501	10,511	1.86
10,512	10,521	1.87
10,522	10,532	1.88
10,533	10,543	1.89
10,544	10,553	1.90
10,554	10,564	1.91
10,565	10,575	1.92
10,576	10,585	1.93
10,586	10,596	1.94
10,597	10,607	1.95
10,608	10,617	1.96
10,618	10,628	1.97
10,629	10,639	1.98
10,640	10,649	1.99
10,650	10,660	2.00